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                                                                    Exhibit 10.4

                        CONFIDENTIAL RETIREMENT AGREEMENT
                               AND GENERAL RELEASE


         THIS CONFIDENTIAL RETIREMENT AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into as of August 16, 2002 (the "Effective Date"), by and between NeoTherapeutics, Inc., a Delaware corporation (the "Company") and Alvin J. Glasky, Ph.D., an individual ("Executive").

                                    RECITALS

         WHEREAS, Executive is employed by the Company pursuant to that certain executive employment agreement dated as of December 1, 2000 (the "Employment Agreement");

         WHEREAS, Executive and the Company (collectively, the "Parties") have agreed that Executive will retire from his positions as an officer and an employee of the Company, and will become a consultant to the Company;

         WHEREAS, the Parties wish to specify the terms of the retirement and resolve any outstanding issues between them.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the representations and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Company and Executive hereby agree to terminate their employment relationship on the following basis:

      1. Termination of the Employment Agreement. The Employment Agreement and each Party's rights thereunder are hereby terminated, including, without limitation, Executive's right to receive any "Base Salary" (as defined in the Employment Agreement), bonus or other compensation, or any entitlement to severance or other payments upon termination of employment under the Employment Agreement.

      2. Retirement. Executive hereby retires as Chief Executive Officer, Chief Science Officer, Chairman of the Board of Directors (the "Board") and an employee of the Company as of the Effective Date. Executive understands and agrees that he is giving up any right or claim to future employment with the Company and any compensation or benefit of such employment, including any compensation and/or benefits owed to the Executive pursuant to the Employment Agreement, except for compensation and/or benefits provided for in this Agreement. Executive acknowledges that he has received all compensation and benefits due to him through the Effective Date.

      3. Compensation. In consideration for Executive's agreement to retire pursuant to the terms of this Agreement:
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         (a) In lieu of severance, Executive shall continue to receive payments equal to $25,000 per month until December 31, 2002, in accordance with the Company's payroll policies and practices. These payments shall be subject to withholding in accordance with applicable law. Concurrently with the execution of this Agreement, Executive shall receive any amount of his Base Salary that may have been deferred since July 1, 2002, together with any other accrued but unpaid amounts due under the Employment Agreement as of the Effective Date but before execution of this Agreement.

         (b) Following the Effective Date, the Company shall pay eighty-percent (80%) of the COBRA premium for Executive and his spouse until December 31, 2002 provided that Executive elects to continue benefits under COBRA and remains eligible for COBRA throughout that period. In the event that Executive and/or his spouse cannot continue coverage under COBRA, but is eligible for Medicare, the Company will reimburse any Medicare Part B premium, and premium for a Supplemental Plan J to the extent he and/or she can be underwritten for such coverage. Executive shall be responsible for taking any actions necessary to obtain coverage under Medicare, Medicare Part B or a Supplemental Plan J, and to pay any and all premiums required by them, subject to the Company's reimbursement.

         (c) The Company agrees to pay $106,041.51 of the total outstanding balance of principal and interest as of the Effective Date of $136,041.51 owed to Executive by the Company under that certain Promissory Note (the "Company Note") made by the Company dated January 1, 1998 upon execution of this Agreement.

         (d) All stock options previously granted to Executive shall become fully vested as of the Effective Date, and Executive shall be entitled to exercise such options in whole or in part from time to time during the one year period commencing on the Effective Date.

         (e) The Company shall continue to make all monthly payments due under the lease for the automobile provided to Executive by the Company as of the Effective Date through the expiration of such lease; provided that the Company shall not be required to exercise any purchase option upon expiration of such lease, and Executive agrees to return such automobile when and as required under such lease, unless Executive personally purchases such automobile.

         (f) The Company hereby transfers to Executive ownership of the laptop computer provided to him by the Company as of the Effective Date.

         (g) The Company shall reimburse Executive for other amounts actually expended by Executive in the course of performing his duties as a consultant to the Company, if such amounts are approved in writing by the Company beforehand and Executive tenders receipts or other documentation reasonably substantiating the amounts as required by the Company.

         (h) Executive is covered under the liability insurance policies currently maintained by the Company for its directors and officers, with respect to events occurring prior to the Effective Date. In the event that the Company renews, extends or replaces such policies, or purchases "tail" coverage, the Company will include Executive under the coverage with respect to events occurring prior to the Effective Date.



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      4. Repayment of Executive Loan. Executive hereby agrees to repay the total outstanding balance of principal and interest as of the Effective Date of $390,112.02 owed to the Company by Executive under that certain Promissory Note (the "Executive Note") made by Executive dated July 17, 2000 as follows: (i) by foregoing any right to receive any Base Salary, bonus or other compensation otherwise owed to Executive pursuant to the terms of the Employment Agreement for calendar year 2003, including, without limitation, any obligation that the Company provide medical, dental or similar benefits or pay all or any portion of COBRA premiums, except as otherwise specified in this Agreement; (ii) by forgiving $30,000 of the total outstanding balance of the Company Note; and
(iii) by agreeing to provide consulting services to the Company in the future as set forth in this Agreement. In consideration of this Agreement, and in particular clauses (i)-(iii) of the foregoing sentence, the Company shall deem the Executive Note to be repaid in full as of the Effective Date, and shall deliver to Executive the original Executive Note marked paid in full and initialed by a duly authorized representative of the Company concurrently with the execution of this agreement. The Executive Note shall continue to be deemed paid in full as of the Effective Date regardless of whether the Company ever requests that Executive perform any consulting services under Section 6 below.

      5. Options. Executive and the Company are parties to certain written agreements pursuant to which Executive has been granted options to purchase stock in the Company. Executive acknowledges that although such options might be identified as incentive stock options, such options may not be qualified for treatment as incentive stock options, either now or in the future. Executive is advised to consult with his personal tax advisor to determine whether the options are qualified for treatment as incentive stock options. Except as set forth in Section 3(d) and this Section 5, Executive's rights under his existing option agreements are not intended to be modified by this Agreement in any way.

      6. Future Consulting. Executive shall provide consulting services to the Company as may be reasonably requested by the Company from time to time up to and through December 31, 2003, such requests to be made on reasonable notice to Executive and such services to be performed solely during ordinary business hours. The Company shall compensate Executive for these consulting services as set forth in Section 3 above. It is the express intent of the parties that Executive shall provide consulting services to the Company as an independent contractor pursuant to this Agreement. Executive will not be an employee of the Company after the Effective Date, and Executive shall not hold himself out to be an employee of the Company, and shall not have the authority to enter into or bind the Company to any contract, promise, or obligation under any circumstances. The Company is interested only in the results to be achieved by Executive under this Agreement, and the manner and method of performing all services of Executive under this Agreement, and achieving the desired results, shall be under the exclusive control of Executive. The Company shall have no right or authority to direct or control Executive with respect to the performance of Executive's services under this Agreement, except as otherwise provided by this Agreement.

         7. Return of Company Property. Except as expressly provided for herein, at the Company's request, the Executive will return to the Company all files, records, credit cards, keys, equipment, and any other property of the Company or documents maintained by him for the Company's use or benefit, on or before the Effective Date.


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
         8. Confidentiality. The Parties acknowledge that this Agreement and all matters relating to or leading up to the negotiation and effectuation of this Agreement are confidential and shall not be disclosed to any third party except as follows: the Company may disclose the terms of this Agreement to the public as required by law, including without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; the Company may disclose the terms of this Agreement to Company employees with a business purpose for receiving such information; the Parties may disclose the terms of the Agreement to their respective legal, accounting and tax advisors to the extent necessary for them to perform services; and the Parties may disclose the terms of this Agreement to the Internal Revenue Service and the California Franchise Tax Board as required by law, rule or regulation, or as otherwise required by law or necessary to enforce the terms of this Agreement. If any disclosure is made as permitted by this paragraph other than to governmental authorities as required by law, then such persons or entities shall be cautioned about the confidentiality obligations imposed by this Agreement.

         9. Non-Disclosure, Non-Competition and Non-Solicitation.


      (a) Executive agrees that he will not disclose at any time, other than to an authorized employee, officer, director or agent of the Company, any information relating to the Company's business, trade, practices, trade secrets or know-how or proprietary information without the Company's prior express written consent. Following the Effective Date, Executive shall be permitted to continue in his usual occupation and shall not be prohibited from competing with the Company except in the specific industry market segments in which the Corporation competes while Executive is a consultant to the Company. Executive agrees that until December 31, 2003, Executive shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment or take away such employees to leave their employment or take away such employees or attempts to solicit, induce, recruit, encourage or take away employees of the Company.

      (b) Executive understands and agrees that future payments under this Agreement may be terminated by the Company if he violates this provision in addition to any other remedies available under applicable law. In the event the Company terminates payments pursuant to this Section, Executive may challenge such termination in accordance with Section 16 below. In the event of any other breach or violation of this Agreement, the party asserting a breach or violation of the Agreement may seek remedies otherwise available under applicable law or another provision of this Agreement in accordance with Section 16 below.

         10. General Release by Executive.


      (a) Release of Claims. Executive does hereby for himself and his respective heirs, successors and assigns, release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates and any of their officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Company Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown which Executive may have against the Company Releasees, or any of them, based on any actions or events which occurred prior to the effective date of this



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Agreement, including, but not limited to, those related to, or arising from,
Executive's employment with the Company or the termination thereof, including, without limitation, any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the California Fair Employment and Housing Act (collectively, the "Claims" or individually, "Claim"); provided, however, that the release set forth in this Section 10(a) shall not be effective with respect to any Company Releasee, other than the Company, who commences any claim, action or proceeding against Executive based on any actions or events which occurred prior to the effective date of this Agreement.

      (b) Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      (c) No Assignment of Claims. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Company Releasees, or any of them, and Executive agrees to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims if Executive has made such assignment or transfer from such party.

      (d) No Suits or Actions. Executive represents and warrants to the Company that there have been no claims, suits, actions, complaints, or charges filed by him against the Company Releasees, or any of them. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Company Releasees, or any of them, any of the Claims released hereunder, then he will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim.

      (e) No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

      11. General Release by the Company.

         (a) Release of Claims. The Company does hereby for itself and its respective successors and assigns, release, acquit and forever discharge Executive and his heirs, estates, successors and assigns, and all persons acting by, through or in concert with them (the "Executive Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown


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
which the Company may have against the Executive Releasees, or any of them, based on any actions or events which occurred prior to the effective date of this Agreement, including, but not limited to, those related to, or arising from, Executive's employment with the Company or the termination thereof (collectively, the "Claims" or individually, "Claim").

         (b) Release of Unknown Claims. In addition, the Company expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

                        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         (c) No Assignment of Claims. The Company represents and warrants to the Executive Releasees that there has been no assignment or other transfer of any interest in any Claim which the Company may have against the Executive Releasees, or any of them, and the Company agrees to indemnify and hold the Executive Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims if the Company has made such assignment or transfer from such party.

         (d) No Suits or Actions. The Company agrees that if it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Executive Releasees, or any of them, any of the Claims released hereunder, then it will pay to the Executive Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Executive Releasees in defending or otherwise responding to said suit or Claim.

         (e) No Admission. The Company further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Executive Releasees.

      12. Nondisparagement. The Parties shall not make any disparaging or derogatory comments, public or otherwise, concerning each other, and Executive shall refrain from making any disparaging comments, public or otherwise, concerning any employees, officers or directors of the Company. The Company shall provide Executive a reasonable opportunity to review and comment in advance on any press release regarding Executive's retirement from the Company, and the Company shall not unreasonably disregard any such comments provided by Executive.

      13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by the Company or Executive without the prior written consent of the other party hereto.


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
      14. Entire Agreement/No Oral Modification. This Agreement contains all of the terms, promises, representations, and understandings, oral or written, made between the Company and Executive with respect to the subject matter hereof and supersedes all prior representations, understandings, or agreements, oral or written, between the Company and Executive, with respect to such matters, which the Parties acknowledge have been merged into this Agreement. This Agreement may not be modified other than with a writing executed by both parties and stating an intent to modify this agreement.

      15. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for conflict of law principles.


      16. Arbitration; Waiver of Jury Trial. Except for claims for equitable or injunctive relief which cannot be timely addressed through arbitration (which claims may be brought in any state or federal court in Orange County, California), the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement, including, without limitation, claims regarding confidentiality under Section 8 of this Agreement and/or any dispute arising out of or relating to Executive's employment or consulting relationship with the Company in any way, to private and confidential arbitration by a single neutral arbitrator through JAMS. All arbitration proceedings shall be governed by the then current JAMS rules governing employment disputes, and shall take place in Orange County, California. The decision of the arbitrator shall be rendered in writing and shall be final and binding on all parties to this Agreement. Judgment thereon may be entered in any court having jurisdiction. The Company shall advance the arbitrator's fee and all costs of services provided by the arbitrator and arbitration organization; however, all costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and witness expenses, may be awarded to the prevailing party in addition to such other relief as the arbitrator may determine. Except for claims for equitable or injunctive relief which cannot be timely addressed through arbitration (which claims may be brought in any state or federal court in Orange County, California), this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement. Executive hereby waives any right to a jury trial on any dispute or claim covered by this paragraph.

      17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.



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
         IN WITNESS WHEREOF, this Agreement is executed by the parties set forth below as of the date first indicated above.

THE COMPANY                                 EXECUTIVE

NEOTHERAPEUTICS, INC.                       ALVIN J. GLASKY, PH.D.,
a Delaware corporation                      an individual



By: /s/ Rajesh C. Shrotriya                 /s/ Alvin J. Glasky
    -----------------------------           ----------------------------------



Title: Chief Executive Officer
       --------------------------



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